Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

XPO Logistics, Inc.:

We consent to the use of our report dated August 15, 2011, with respect to the consolidated balance sheets of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.) as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, IL

September 20, 2011